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                                                                   EXHIBIT 10.04

                               SEVERANCE AGREEMENT


Eastman Chemical Company, its successors and assigns, ("Eastman"), and James L. Chitwood ("Employee"), in exchange of their mutual promises and other acknowledged consideration, agree as follows:

1. That Eastman will pay to Employee a Severance Payment ("Severance") of approximately eight hundred and fifty thousand dollars ($850,000.00). This Severance shall replace any other severance payment that Employee would otherwise be entitled to receive. Such amount shall be paid to Employee on or about January 1, 2002.

2. That on July 2, 2001 Eastman will grant to Employee a non-qualified stock option to purchase, on terms and conditions established by the Company, fifty thousand shares of Eastman common stock at the closing price on date of issue.

3. That any existing options held by Employee will vest according to the schedules applicable under existing option grants.

4. That Eastman agrees to place Employee's residence located at 4412 Beechcliff Drive, Kingsport, Tennessee in Eastman's Home Purchase Program and to make a special payment to Employee equal to the federal capital gains taxes resulting from sale of this residence.

5. That Employee shall be entitled to receive all bonus payments, incentive pay plans, pensions and benefits that he would ordinarily be entitled to receive under plans or practice existing at the time of his January 1, 2002 retirement.

6. That all terms and conditions of Employee Agreements previously executed by Employee, including but not limited to those sections relating to noncompetition, shall remain in effect. In addition, Employee promises that he will not solicit business related to or otherwise in competition with Eastman products or services from Eastman customers for a period of two (2) years.

7. That this Severance Agreement is the complete and sole understanding of the parties as to this Agreement. There are no other understanding or agreements, either written or oral, that shall have any effect.

8. The parties acknowledge that Employee's entitlement to any benefit or payment specified in this Severance Agreement is expressly contingent on Employee rendering satisfactory performance through December 31, 2001, as determined by Eastman in good faith.



                                                --------------------------------
                                                James L. Chitwood


                                                --------------------------------
                                                Eastman Chemical Company


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